Exhibit 99.1

FTI Consulting, Inc. Announces Expiration and Final Results

of Tender Offer for 7 3/4% Senior Notes due 2016

West Palm Beach, FL, December 11, 2012 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that the Company’s previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 7 3/4% Senior Notes due 2016 in the aggregate principal amount of $215.0 million (CUSIP No. 302941 AG4) (the “2016 Notes”) expired at 9:00 a.m., New York City time, on December 11, 2012 (the “Expiration Time”). On November 28, 2012, the Company announced that it had purchased approximately $128.3 million aggregate principal amount of its 2016 Notes on November 27, 2012, representing all 2016 Notes that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 26, 2012.

Between November 27, 2012 and the Expiration Time, there were no additional 2016 Notes validly tendered. Also, as previously announced on November 28, 2012, the Company intends to redeem all of the 2016 Notes that remain outstanding, in the aggregate principal amount of approximately $86.7 million on December 27, 2012. The redemption price for such 2016 Notes is 102.583% of the principal amount plus accrued and unpaid interest. Unless the Company defaults in making the redemption payment, interest on the redeemed 2016 Notes will cease to accrue on and after December 27, 2012, and the only remaining right of the holders will be to receive payment of the redemption price and interest accrued until, but not including, December 27, 2012 upon surrender to the paying agent of such 2016 Notes.

J.P. Morgan Securities LLC and BofA Merrill Lynch acted as Dealer Managers and Solicitation Agents for the Tender Offer. D.F. King & Co., Inc. acted as the Information Agent and Depositary for the Tender Offer.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

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